Exhibit 99.1

DIRECT METHANOL FUEL CELL CORPORATION FILES SERIES OF CARTRIDGE PATENT APPLICATIONS WORLDWIDE

PASADENA, CA —January 24, 2007— VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from leading universities, NASA and the US Department of Defense, announced today that its Direct Methanol Fuel Cell Corporation (DMFCC) subsidiary has filed a series of patent applications worldwide covering innovations relating to efficiently delivering fuel from a fuel cartridge to a fuel consuming device, such as a fuel cell, while minimizing fuel leakage. These patent applications cover innovations by DMFCC engineers as well as innovations made jointly with DMFCC’s Korean cartridge manufacturing partners, Elentec and SMC.

Elentec Co., Ltd. is a leading Korean supplier of lithium ion battery packs for portable electronic devices to OEMs worldwide including Samsung

SMC Co., Ltd., located in Euiwang-City, Republic of Korea, supplies lithium ion battery packs to OEMs of laptop computers, cell phones, PDAs, portable DVD players and other consumer electronics. LG is an SMC customer.

Dr. Carl Kukkonen, CEO of both VIASPACE and DMFCC, said, “Direct Methanol Fuel Cell Corporation is continuing its strong policy of patenting its intellectual property in order to provide a competitive advantage to the company. These patent applications reflect not only our internal strengths, but the inventiveness of our cartridge manufacturing partners in Korea on behalf of DMFCC. These partnerships are very important to our global business strategy.”

DMFCC focuses on producing and distributing methanol fuel cartridges designed to provide the energy source for laptop computers, cell phones and other portable electronic devices to be powered by direct methanol fuel cells.

Fuel cells are expected to gain a substantial market share because they offer longer operating time as compared to current lithium ion batteries and may be instantaneously recharged by simply replacing the disposable fuel cartridge. Leading OEMs have announced that they are developing direct methanol fuel cells for portable electronic applications.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.